EXHIBIT 10.1

GREIF, INC.

AMENDED AND RESTATED

LONG-TERM INCENTIVE PLAN

Article 1. Establishment and Purpose

1.1. Establishment of Plan. The Greif, Inc. Amended and Restated Long-Term Incentive Plan (the “Plan”) amends, restates and continues the previously established Greif Bros. Corporation Long-Term Incentive Plan, as amended (the “Prior Plan”). The Prior Plan became effective as of May 1, 2001. No Performance Period under this Plan shall end after October 31, 2015, and this Plan shall remain in effect until the payment of any Final Award in connection therewith; provided, however, that this Plan may be terminated by the Board or the Committee.

The Plan shall become effective as of January 1, 2006, subject to approval of the Plan by holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the laws of the State of Delaware within 12 months following adoption of the Plan by the Board. If the Plan is not approved by stockholders, as described in the preceding sentence, within 12 months following its adoption by the Board, then the Prior Plan shall continue in full force and effect without change thereto.

1.2. Purpose. The primary purposes of the Plan are to:

(a) Retain, motivate and attract top caliber executives;

(b) Focus management on key measures that drive superior performance and thus, creation of value for the Company;

(c) Provide compensation opportunities that are externally competitive and internally consistent with the Company’s total compensation strategies; and

(d) Provide award opportunities that are comparable in both character and magnitude to those provided through stock-based plans.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

2.1. “Adopted Child” or “Adopted Children” means one or more persons adopted by court proceedings, the finality of which is not being contested at the time of the Participant’s death.

2.2. “Award Opportunity” means the various levels of incentive compensation, payable in cash and/or Shares, which a Participant may earn under the Plan, as established by the Committee pursuant to Article 4 herein.

2.3 “Base Salary” shall have the meaning set forth in Section 4.4

2.4. “Board” or “Board of Directors” means the Board of Directors of the Company.

2.5. “Child” or “Children” means a Participant’s natural and Adopted Children living or deceased on the date of the Participant’s death. A Child who was conceived but not yet born on the date of the Participant’s death shall be regarded for purposes of the Plan as though such Child were living on that date, but only if such Child survives birth.

2.6. “Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Committee” means the Special Subcommittee on Incentive Compensation, comprised of two (2) or more individuals appointed by the Board to administer the Plan, in accordance with Article 8.

2.8. “Company” means Greif, Inc., formerly known as Greif Bros. Corporation, or any successor thereto.

2.9. “Covered Employee” means any Participant who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code 162(m).

2.10. “Descendants” mean legitimate descendants of whatever degree, including descendants both by blood and Adopted Children.

2.11. “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder.

2.12. “Effective Date” means May 1, 2001, as to the Prior Plan and January 1, 2006, as to this Amended and Restated Plan.

2.13. “Employee” means any employee of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan.

2.14. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15. “Final Award” means the actual incentive compensation earned during a Performance Period by a Participant, as determined by the Committee following the end of the Performance Period.

2.16. “Final Award Document” means the document given by the Company to a Participant setting forth the terms and provisions applicable to such Participant’s Final Award, determined in accordance with Articles 4 and 5.

2.17. “Participant” means an Employee who meets the eligibility requirements of Article 3 with respect to one or more Performance Periods.

2.18. “Performance Criteria” shall have the meaning set forth in Article 4.

2.19. “Performance Period” means the consecutive and overlapping three-year cycles beginning on each November 1st during the term of the Plan.

2.20. “Period of Restriction” means the period during which the transfer of Restricted Shares is limited based on the passage of time, as determined by the Committee in its sole discretion.

2.21. “Plan” means this Greif, Inc. Amended and Restated Long-Term Incentive Plan, as hereafter amended from time to time.

2.22. “Restricted Shares” means the portion of a Final Award granted to a Participant in accordance with Article 4, which is payable in Shares in accordance with Article 5.

2.23. “Rule 16b-3” means Rule 16b-3 adopted by the Securities and Exchange Commission under the Exchange Act.

2.24. “Share” means a share of the Company’s no par value Class A and/or Class B common stock.

2.25. “Target Incentive Award” means the incentive compensation amount, or formula to determine such amount, to be paid to Participants when the Performance Criteria designated as the “100% Award Level” are met, as established by the Committee for a Performance Period.

Article 3. Eligibility and Participation

3.1. Eligibility. All Employees who are designated by the Committee to be key Employees shall be eligible to receive an Award Opportunity under the Plan. In general, an Employee may be designated as a key Employee if such Employee is responsible for or contributes to the management, growth, and/or profitability of the business of the Company in a material way.

3.2. Participation. Participation in the Plan shall be determined annually or for each Performance Period by the Committee based upon the criteria set forth in Section 3.1 herein. Employees who are chosen to participate in the Plan for any given Performance Period shall be so notified in writing, and shall be apprised of the Performance Criteria and related Award Opportunities determined for them for the relevant Performance Period, as soon as is practicable after such Award Opportunities are established.

3.3. Partial Performance Period Participation. An Employee who becomes eligible after the beginning of a Performance Period may participate in the Plan for that Performance Period. Such situations may include, but are not limited to (a) new hires; or (b) when an Employee is promoted from a position which did not previously meet the eligibility criteria.

The Committee, in its sole discretion, retains the right to prohibit or allow participation in the initial Performance Period of eligibility for any of the aforementioned Employees.

3.4. No Right to Participate. No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not he or she previously participated in the Plan.

Article 4. Award Determination

4.1. Performance Criteria. Prior to the beginning of each Performance Period, or as soon as practicable thereafter (but in no event later than 90 days following the first day of the Performance Period), the Committee shall select and establish performance goals for that Performance Period, which, if met, will entitle Participants to the payment of the Award Opportunities. Such performance goals shall be established without regard to length of service with the Company, and shall be based on targeted levels of increase in (a) earnings per share, and (b) free cash flow, as hereinafter defined, or (c) such other measures of performance success as the Committee may determine. For purposes of the Plan, “free cash flow” means the Company’s net cash provided by operating activities for the Performance Period, subject to such adjustments that the Committee determines are necessary or proper to reflect accurately the free cash flow of the Company.

For each Performance Period, the Committee may, in its discretion, establish a range of performance goals which correspond to, and will entitle Participants to receive, various levels of Award Opportunities based on percentage multiples of the Target Incentive Award. Each performance goal range shall include a level of performance designated as the “100% Award Level” at which the Target Incentive Award shall be earned. In addition, each range may include levels of performance above and below the one hundred percent (100%) performance level, ranging from a minimum of 0% to a maximum of 200% of the Target Incentive Award.

After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 4.2 herein), such that the level of achievement of the pre-established performance goals at the end of the Performance Period will determine the Final Awards.

4.2. Award Opportunities. As soon as practicable after establishing Performance Criteria in accordance with Section 4.1 above, but in no event later than 90 days following the first day of each Performance Period, the Committee shall establish, in writing, Award Opportunities, which correspond to various levels of achievement of the pre-established Performance Criteria. The established Award Opportunities shall vary in relation to the job classification of each Participant. In the event a Participant changes job levels during a Performance Period, the Participant’s Award Opportunity may, subject to Section 4.3 below, be adjusted to reflect the amount of time at each job level during the Performance Period.

4.3. Adjustment of Performance Criteria. Once established, the Performance Criteria normally shall not be changed during the Performance Period. However, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, or that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria unsuitable, then the Committee may approve appropriate adjustments to the Performance Criteria (either up or down) during the Performance Period as such criteria apply to the Award Opportunities of specified Participants; provided, however, that no modification shall be made in the case of any award to a Participant who is, or is determined by the Committee to be likely to become, a Covered Employee if the effect would be to cause the award to fail to qualify for the performance-based exception to Code Section 162(m). In addition, at the time the award subject to Performance Criteria is made and Performance Criteria are established, the Committee is authorized to determine the manner in which the Performance Criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including market related changes in inventory value, changes in industry margins, changes in accounting principles, and extraordinary charges to income.

4.4. Final Award Determinations. Subject to the provisions of Section 6.3, at the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Criteria were met during the Performance Period. Thereafter, the Committee shall determine and compile Final Awards for each Participant. Final Award amounts shall be described in the Final Award Documents, and may vary above or below the Target Incentive Award based on the level of achievement of the pre-established corporate, divisional, and/or individual performance goals, provided, however, that the range of such variance shall be between 0% and 200% of the Target Incentive Award in accordance with the pre-established performance goal ranges.

The Target Incentive Award for each Participant will be a percentage of that Participant’s average base salary (exclusive of any bonus and other benefits) (the “Base Salary”) during the

Performance Period; provided, however, that in the event that a Covered Employee’s average Base Salary during the Performance Period exceeds by more than 130% the Base Salary of that Covered Employee on the first day of the Performance Period, such Covered Employee’s average Base Salary for purposes of calculating the Final Award shall be capped at 130% of such Covered Employee’s Base Salary on the first day of the Performance Period. In addition, in no event shall the Final Award paid to any Employee under the Plan for any Performance Period exceed $6,000,000.

4.5. Threshold Levels of Performance. The Committee may establish minimum levels of performance goal achievement under the Performance Criteria, below which no payouts of Final Awards shall be made to any Participant.

4.6. Performance Criteria Applicable to Covered Employees. Notwithstanding any other provision herein to the contrary, the Performance Criteria applicable to any Participant who is, or who is determined by the Committee to be likely to become, a Covered Employee shall be limited to growth, improvement or attainment of certain levels of:

(a) return on capital, equity, or operating costs;

(b) economic value added;

(c) margins;

(d) total stockholder return on market value;

(e) operating profit or net income;

(f) cash flow, earnings before interest and taxes, earnings before interest, taxes and depreciation, or earnings before interest, taxes, depreciation and amortization;

(g) sales, throughput, or product volumes; and/or

(h) costs or expenses.

Such Performance Criteria may be expressed either on an absolute basis or relative to other companies selected by the Committee. This Section 4.6 is intended to ensure compliance with the exception from Code Section 162(m) for qualified performance-based compensation, and shall be construed, applied and administered accordingly.

Article 5. Payment of Final Awards

5.1. Form and Timing of Payment.

(a) Generally. Each Participant’s Final Award shall be paid in a combination of cash, in one lump sum, and Restricted Shares, as determined by the Committee no later than the time the relevant Performance Criteria and Award Opportunities were established , no sooner than 75 days after the end of each Performance Period and no later than the 15th day of the third month after the end of the taxable year of the Participant in which the Final Award was earned. The number of Restricted Shares awarded shall be based on the average closing price of such Restricted Shares during the ninety (90) day period preceding the last trading day that precedes the day that the Performance Criteria for the applicable Performance Period were established, rounded down to the next nearest whole share. The Committee, in its sole discretion, shall determine whether an award of Restricted Shares shall be Class A, Class B, or a combination of Class A and Class B Shares.

(b) Transfer of Restricted Shares. A Participant may not sell, transfer, pledge, assign, or otherwise alienate or hypothecate Restricted Shares granted hereunder until the end of the applicable Period of Restriction, as set forth in the Participant’s Final Award Document. All rights with respect to Restricted Shares granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant. The Company shall retain the certificates representing Restricted Shares in the Company’s possession until such time as the applicable Periods of Restriction have expired. Restricted Shares awarded under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction, subject to any applicable securities laws.

5.2. Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive cash or Restricted Shares under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Article 6. Termination of Employment

6.1. Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant’s employment is terminated by reason of death, Disability, or “retirement” (as determined by the Committee), the Final Award determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The reduced award shall be determined by multiplying said Final Award by a fraction, the numerator of which is the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied. The Final Award thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, but in no event shall such amount be paid sooner than 75 days after the end of such Performance Period nor later than the 15th day of the third month after the end of the taxable year of the Participant in which the Final Award was earned.

6.2. Beneficiary Designations.

(a) General. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before such Participant receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

(b) Invalidity of Powers of Attorney. The Plan shall not recognize beneficiary designations made on a Participant’s behalf by the Participant’s attorney in fact, or by any person acting under a power of attorney or any instrument by which the Participant has appointed another person as his or her agent, thereby conferring upon him or her the authority to perform certain specified acts on the Participant’s behalf.

(c) Failure of Beneficiary Designation. In the absence of a beneficiary designation made by the Participant in accordance with Section 6.2(a), or if the beneficiary named by a Participant predeceases him or her, then the Committee shall pay any benefits remaining unpaid at the Participant’s death to the Participant’s surviving spouse. If the Participant has no surviving spouse at his or her date of death, then the Committee shall pay the remaining benefit hereunder to the Participant’s Children per capita and to any deceased Child’s Descendants per stirpes. If no spouse, Children or Descendants survive the Participant, then the Committee shall pay any remaining benefits hereunder to the Participant’s estate.

6.3. Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated before the date payment of the Final Award is made for any reason other than death, Disability, or “retirement” as described in Section 6.1, all of the Participant’s rights to any unpaid Final Award shall be forfeited.

Article 7. Rights of Participants

7.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

7.2. Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

7.3. Stockholder Rights. No Participant shall be deemed for any purpose to be or to have the rights and privileges of the owner of any Restricted Shares to be awarded under the Plan until such Participant shall have become the holder thereof. Notwithstanding the foregoing sentence, a Participant who has received a Final Award shall have the following rights during the Period of Restriction:

(a) Voting Rights. Such Participants may exercise full voting rights with respect to Restricted Shares.

(b) Dividends and Other Distributions. Such Participants shall receive regular cash dividends paid by the Company with respect to the underlying Shares while they are so held.

7.4. Foreign Participants. Subject to the provisions of Section 4.3, the Committee may, in order to fulfill the Plan purposes and without amending the Plan, modify Award Opportunities granted to Participants who are foreign nationals or employed outside the United States to the extent necessary to recognize differences in local law, tax policy or custom.

Article 8. Administration

8.1. The Committee. The Committee, as defined in Section 2.6, shall administer the Plan. The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board. All Committee members shall be members of the Board, and must be “non-employee directors,” as such term is described in Rule 16b-3, if and as such Rule is in effect, and “outside directors” within the meaning of Code Section 162(m). Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. The Board shall fill vacancies in the Committee.

8.2. Authority of the Committee.

(a) General. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees who shall participate in the Plan; determine the size and types of Award Opportunities and Final Awards; determine the terms and conditions of Award Opportunities in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 4 herein) amend the terms and conditions of any outstanding Award Opportunity to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations, which may be necessary or advisable for the administration of the Plan. As permitted by law, the Board, the Compensation Committee of the Board, and the Committee may employ attorneys, consultants, accountants, appraisers and other persons, and may delegate as appropriate its authorities as identified hereunder. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or evaluations of any such persons.

(b) Facility of Payment. If the Committee deems any person entitled to receive any amount under the provisions of the Plan to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetency, or incapacity of any kind, the Committee may, in its sole discretion, take any one or more of the following actions:

(i) apply such amount directly for the comfort, support and maintenance of such person;

(ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment;

(iii) pay such amount to any person selected by the Committee to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or

(iv) with respect to any amount due to a minor, deposit such amount to his or her credit in any savings or commercial bank of the Committee’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his or her residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides.

Payment pursuant to this Section 8.2(b) shall fully discharge the Company, the Board, the Compensation Committee of the Board, the Committee, and the Plan from further liability on account thereof.

8.3. Majority Rule. The Committee shall act by a majority of its members.

8.4. Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

8.5. Indemnification. Each person who is or shall have been a member of the Committee, the Compensation Committee of the Board, or the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 9. Amendments

The Board or the Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that:

(a) no such modification, amendment, suspension, or termination may, without the consent of a Participant materially reduce the right of a Participant to a payment or distribution hereunder to which he or she has already become entitled, as determined under Sections 4.4 and 6.3; and

(b) no amendment shall be effective unless approved by the affirmative vote of a majority of the votes eligible to be cast at a meeting of stockholders of the Company held within twelve (12) months of the date of adoption of such amendment and prior to payment of any compensation pursuant to such amendment, where such amendment will make any change which may require stockholder approval under the rules of any exchange on which Shares are traded, or in order for awards granted under the Plan to qualify for an exception from Code Section 162(m).

No Award Opportunity may be granted during any period of suspension of the Plan or after termination of the Plan, and in no event may any Award Opportunities be granted for any Performance Period ending after October 31, 2015 .

Article 10. Miscellaneous

10.1. Regulations and Other Approvals; Governing Law.

(a) The obligation of the Company to deliver Shares with respect to any Final Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) The portion of each Final Award payable in Restricted Shares is subject to the requirement that, if at any time the Committee determines, in its sole discretion, that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of Restricted Shares, no such Shares will be issued unless such consent or approval has been effected or obtained free of any conditions and as acceptable to the Committee.

(c) In the event that the disposition of Restricted Shares acquired under the Plan is not covered by a then current registration statement under the Exchange Act and is not otherwise exempt from registration, such Shares shall be restricted against transfer to the extent required by the Exchange Act or regulations thereunder, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution. The certificate for any Shares acquired pursuant to the Plan shall include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

10.2. Choice of Law. The Plan and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflicts of law.

10.3. Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to any Final Award.

10.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

10.5. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.6. Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

10.7. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.8. Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates. Any reference to a section (other than to a section of the Plan) shall also include a successor to such section.

Executed on February 28, 2006

GREIF, INC.

By:	/s/ Michael J. Gasser
Title:	Chairman and Chief Executive Officer